Exhibit 10.1

June 10, 2025

To: Holder of Common Share Purchase Warrants

Re: Inducement Offer and Agreement to Exercise Common Share Purchase Warrants

Dear Holder:

Klotho Neurosciences Inc., a Delaware corporation (the “Company”), is pleased to offer to you the opportunity to exercise the Common Stock Purchase Warrants issued to you on April 4, 2022 (with a current exercise price of $3.49 per share) (collectively, the “Warrants”), currently held by you (the “Holder”) at a lower exercise price equal to $1.35 per share. The resale of the common stock, par value $0.0001 per share (“Common Shares”), underlying the Warrants (“Warrant Shares”) have been registered pursuant to registration statement on Form S-1 (File No. 333-281946) (the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Warrants pursuant to this letter agreement, will be effective for the resale of the Warrant Shares. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Warrant.

In consideration for exercising the Warrants held by you (the “Exercise”), the exercise price for the Warrants shall be deemed to be equal to $1.35.

If this offer is accepted and the transaction documents are executed on or before 4:00 p.m. Eastern Time on June 10, 2025, the Company shall issue a press release or file a Form 8-K with theCommission disclosing all material terms of the transactions contemplated hereunder. From and after the issuance of such press release or the filing of such Form 8-K, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In the event the Company does not issue a press release or file a Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder by 12:00 PM EST on June 10, 2025, Holder’s exercise of its warrants (via countersignature of this Warrant Inducement Agreement) will automatically become null and void and without legal effect. In addition, effective upon the issuance of such press release or the filing of such Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, the Common Shares underlying the Warrants shall be issued free of any legends or restrictions on resale by the Holder and all of the Warrant Shares shall be delivered electronically through the Continental Stock Transfer & Trust Company within one (1) business day of the date the Company receives the Warrants Exercise Price (or, with respect to Warrant Shares that would otherwise be in excess of the Beneficial Ownership Limitation, within two (2) business days of the date the Company is notified by the Holder that its ownership is less than the Beneficial Ownership Limitation). The terms of the Warrants, including but not limited to the obligations to deliver the Warrant Shares, shall otherwise remain in effect as if the acceptance of this offer were a formal Notice of Exercise (including but not limited to any liquidated damages and compensation in the event of late delivery of the Warrant Shares).

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Within one business day from the Holder’s execution of this letter, the Holder shall make available for “Delivery Versus Payment” to the Company immediately available funds equal to the number of Warrants being exercised multiplied by the exercise price per share as set forth above and the Company shall deliver the Warrant Shares via “Delivery Versus Payment” to the Holder.

Sincerely yours,

KLOTHO NEUROSCIENCES, INC.

By:

Name:

Title: Chief Financial Officer

Accepted and Agreed to:

HOLDER:

By:
Name:
Title:

Number of Warrants Exercised
Warrant Exercise Price	$
Total Compensation paid for Warrant Exercise
Beneficial Ownership Blocker:
DTC Instructions:

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

(a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.